UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2008 (December 28, 2007)

American Claims Evaluation, Inc.

(Exact name of registrant as specified in its charter)

New York

(State or other jurisdiction of incorporation)

0-14807 (Commission File Number)	11-2601199 (IRS Employer Identification No.)

One Jericho Plaza, Jericho, New York (Address of principal executive offices)	11753 (Zip Code)

(516) 938-8000
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 28, 2007, American Claims Evaluation, Inc. (the “Company”) received a deficiency letter from The Nasdaq Stock Market indicating that for 30 consecutive business days the Company’s common stock had a closing bid price below the $1.00 minimum closing bid as required for continued listing set forth in Nasdaq Marketplace Rule 4310(c)(4). In accordance with Nasdaq Marketplace Rule 4310(c)(8)(D), the Company was provided a compliance period of 180 calendar days, or until June 25, 2008, to regain compliance with this requirement.

At this time, this notification has no effect on the listing of the Company’s common stock on The Nasdaq Capital Market.

The Company can regain compliance with the minimum closing bid price rule if the bid price of its common stock closes at $1.00 or higher for a minimum of ten consecutive business days during the initial 180-day compliance period, although Nasdaq may, in its discretion, require the Company to maintain a bid price of at least $1.00 per share for a period in excess of ten consecutive business days (but generally no more than 20 consecutive business days) before determining that the Company has demonstrated the ability to maintain long-term compliance. If compliance is not achieved by June 25, 2008, the Company will be eligible for an additional 180 calendar day compliance period if it meets The Nasdaq Capital Market initial listing criteria as set forth in Marketplace Rule 4310(c) other than the minimum closing bid price requirement. If the Company is not eligible for such additional compliance period, or does not regain compliance during any additional compliance period, Nasdaq will provide written notice to the Company that its securities will be delisted from The Nasdaq Capital Market. At such time, the Company would be able to appeal the delisting determination to a Nasdaq Listing Qualifications Panel.

Exhibit 99.1	Press Release of American Claims Evaluation, Inc., dated January 4, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 4, 2008	AMERICAN CLAIMS EVALUATION, INC.
	By:	/s/ Gary Gelman
Gary Gelman President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
Exhibit 99.1	Press Release of American Claims Evaluation, Inc., dated January 4, 2008.